UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 12, 2020

T-MOBILE US, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-33409	20-0836269
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12920 SE 38th Street Bellevue, Washington	98006-1350
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 378-4000

(Former Name or Former Address, if Changed Since Last Report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	TMUS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2020, T-Mobile US, Inc. (“T-Mobile”) adopted the first amendment to the compensation term sheet, dated as of April 28, 2018 (the “Compensation Term Sheet”), with David Carey, T-Mobile’s Executive Vice President, Corporate Services (the “Amendment”). The Amendment amends the Compensation Term Sheet to extend the term of Mr. Carey’s employment thereunder through, and to clarify that Mr. Carey’s employment with T-Mobile will automatically terminate on, the first to occur of July 1, 2020 and the date on which T-Mobile eliminates Mr. Carey’s position with T-Mobile (the “Position Elimination Date”). The Amendment notes that the Position Elimination Date is expected to occur between April 30, 2020 and July 1, 2020, and that T-Mobile will provide Mr. Carey of at least two weeks’ notice prior to the Position Elimination Date.

The Amendment provides that, during the remainder of Mr. Carey’s employment with T-Mobile, Mr. Carey shall continue to (i) receive the same base salary as currently in effect (i.e., $775,000 per year), (ii) be eligible to earn the same target short-term incentive as currently in effect (i.e., 150% of Mr. Carey’s eligible base earnings, or $1,162,500) and (iii) be eligible to participate in employee benefit plans maintained by T-Mobile, in each case, in accordance with the terms and conditions of the Compensation Term Sheet. Except as otherwise determined by T-Mobile, Mr. Carey will not be eligible to receive grants of long-term incentive (“LTI”) awards after the effective date of the Amendment (including any annual LTI awards for calendar year 2020).

Pursuant to the Amendment, upon (i) an automatic termination of Mr. Carey’s employment on July 1, 2020 or the Position Elimination Date or (ii) an earlier termination of Mr. Carey’s employment by T-Mobile other than for “cause” or by Mr. Carey for “good reason” (each such term as defined in the Letter Regarding Severance Benefits between Mr. Carey and T-Mobile, dated April 28, 2018 (the “Severance Letter”)) (each, a “Qualifying Termination”), subject to his timely execution and non-revocation of a release and continued compliance with certain non-competition and non-solicitation restrictions following such termination, he will be entitled to receive the severance benefits set forth in the Severance Letter, and he will continue to remain eligible for T-Mobile’s mobile service discount program as in effect from time to time. The material terms of the Severance Letter (including the severance benefits payable thereunder) are consistent with those set forth in the severance letters for certain other executives of T-Mobile, as described in T-Mobile’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on April 30, 2018, and the Severance Letter is included as Exhibit 10.3 to T-Mobile’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019, filed with the SEC on July 26, 2019.

The Amendment further provides that, upon a Qualifying Termination (subject to his timely execution and non-revocation of a release and continued compliance with certain non-competition and non-solicitation restrictions following such termination), T-Mobile and Mr. Carey will enter into a consulting agreement (the “Consulting Agreement”), pursuant to which, during the period commencing on the day immediately following the date of the Qualifying Termination and ending on the 12-month anniversary thereof (or, if earlier, the date on which either party terminates the Consulting Agreement), he will provide consulting services as required by T-Mobile (capped at five days per month) in exchange for a consulting fee equal to $41,677 per month. The Consulting Agreement will also contain other terms and conditions as may be mutually agreed upon by the parties.

Pursuant to the Amendment, Mr. Carey is also waiving any rights he may have to resign for “good reason” (as defined in the Severance Letter or any other plan or agreement applicable to him) as a result of, or in connection with, any diminution of his duties and responsibilities occurring on or after the effective date of the Amendment so long as he continues to directly report to the current Chief Executive Officer of T-Mobile, John Legere, through the date on which Mr. Legere’s employment with T-Mobile terminates.

The foregoing description of the Amendment is qualified in its entirety by the full text of the Amendment, a copy of which will subsequently be filed with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 19, 2020	T-MOBILE US, INC.

	By:	/s/ J. Braxton Carter
J. Braxton Carter
Executive Vice President and Chief Financial Officer